Exhibit 99.1

iGATE Reports Robust Third Quarter 2010 Revenue and Profit Growth

Declares Partial Dividend

FREMONT, CA, October 13, 2010 – iGATE (NASDAQ:IGTE) the first Business Outcomes driven integrated Technology and Operations (iTOPS) solutions provider today announced its financial results for the third quarter ended September 30, 2010.

Third quarter highlights

•	Revenues were $74.8 million compared to $49.1 million made in the corresponding quarter previous year

•	Achieved 39.4% gross margin and 19.1% net margin

•	Diluted earnings per share was $0.25, a 56.3% increase over the corresponding quarter previous year

•	8,278 employees as of September 30, 2010; net addition of 120 employees during the quarter

•	5 new customers added

•

A dividend of 15 cents per common share, as a partial dividend for iGATE’s performance for the year. The dividend is payable December 28, 2010, to shareowners of record as of December 1, 2010. iGATE’s Board of Directors currently intends to declare a further cash dividend in the first quarter of 2011, subject to iGATE’s year-end results.

•	Ranked third in Dataquest-IDC’s annual survey of top 20 Best IT Employers in India.

“Our strong revenue, margin growth and recent client wins are a positive affirmation that our business model and messaging is resonating well with our customers,” said Phaneesh Murthy, Chief Executive Officer of iGATE.

“Our margin growth continues to be strong. We are able to translate our growing top line into a significant improvement on the bottom line,” said Sujit Sircar, Chief Financial Officer of iGATE. “We continue to generate strong operating cash flow and our balance sheet is further strengthened with cash and cash equivalents and short-term investments of over $ 120 million.”

Third quarter operating results

Revenues for the quarter were $74.8 million, a 52.6% increase from $49.1 million in the same period last year. Gross margin was 39.4% compared to 41.1% in the corresponding quarter last year.

Operating income for the quarter grew to $15.2 million from $9.1 million in the same period last year. Operating margin was 20.3%, up from 18.6% in the corresponding quarter last year.

Net income was $14.3 million, or $0.25 per diluted share, compared to net income of $8.9 million or $0.16 per diluted share, in the same period last year. Net income was 19.1% compared to 18.1% in the corresponding quarter last year.

At September 30, 2010, iGATE’s cash and cash equivalents and short-term investments increased to $120.8 million from $96.8 million at December 31, 2009.

Key customer wins and significant projects during the quarter

iGATE is helping a leading Canadian publisher optimize and publish its content over the web enabling its customers to easily search and retrieve specific topics. By leveraging its global delivery model, iGATE will also help the client identify opportunities to increase productivity and quality while reducing cost and risk in its operational processes.

A large provider of mobility platform and IP Network based solutions and services has engaged iGATE to fine tune and enhance its global contract management system to a robust, high performance and scalable solution that will meet the demands of its global operations

iGATE is providing comprehensive website and web-application support to a reputed print and digital media company. Besides 24-7 technology support, the client will also benefit by enhanced customer experience for all its web initiatives.

A US based loan servicing client has engaged iGATE to gain better efficiencies across multiple processes. With the solutions that iGATE will provide, the client expects to reduce cycle time and improve the quality of delivery.

A Fortune 500 safety and security provider contracted with iGATE to roll out a global Enterprise Resource Planning (ERP) application which will replace existing legacy systems running in a couple of the client’s European business units. iGATE is also providing a solution which is expected to help the client offer enhanced customer support.

Important events during the quarter

•	Second phase of facility expansion in Special Economic Zone, Chennai and Hyderabad, India, completed, adding a total additional capacity of 900 seats

•	iGATE’s printing governance solution wins the Best IT implementation of the year 2010 – Green IT category from PC Quest Magazine, India

•	New equity analyst coverage initiated by Signal Hill Capital Group

Conference Call and Webcast

iGATE will host a telephonic conference call on Wednesday, October 13, 2010 at 8:00 a.m. Eastern Time to discuss the results of its third quarter ended September 30, 2010. A live webcast of this conference call will be available on our web site at www.igate.com. A replay of the call will be available until October 20, 2010.

About iGATE

iGATE (NASDAQ:IGTE) is the first Business Outcomes driven integrated Technology and Operations (iTOPS) solutions provider with a global delivery model. iGATE enables clients to optimize their business through a combination of process investment strategies, technology leverage and business process outsourcing and provisioning. Our unique business model aligns with the client’s strategic objectives to achieve operational efficiencies, increase cost variability and rationalize their current operating environment. iGATE has over 8,000 employees and 7 development centers in Australia, India, Japan, and Mexico. iGATE has offices in 17 countries and 4 continents. With industry expertise spanning 16 years, iGATE has developed the right solutions with its Business Outcomes driven approach for industry verticals – Banking, Insurance, Manufacturing, Retail, Health Care, Media & Entertainment and Telecom & Hi-Tech. For more information, please visit www.igate.com

Forward-Looking Statements

Some of the statements contained in this news release that are not historical facts are forward-looking statements. These forward-looking statements include the company’s financial, growth and liquidity projections as well as statements concerning the company’s plans, strategies, intentions and beliefs concerning business cash flows, costs and the markets in which it operates. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to the company and it assumes no obligation to update the forward statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from the forward-looking statements. These risks include, but are not limited to, the company’s ability to predict its financial performance, the level of market demand for its services, the highly-competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the company’s customers to reduce their spending for its services, the company’s ability to create, acquire and build new businesses and to grow existing businesses, attract and retain qualified personnel, reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2009.

Investor Contact:

Araceli Roiz

+ 1 510 896 3007

araceli.roiz@igate.com

Media Contact:

Rathnam Subramanyam

+91 9741662000

pr@igate.comh

iGATE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	September 30, 2010 (unaudited)	December 31, 2009 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$27,579	$29,565
Short-term investments	93,264	67,192
Accounts receivable, net	37,458	24,533
Unbilled revenues	18,808	9,636
Prepaid expenses and other current assets	5,067	4,628
Foreign exchange derivative contract	1,632	—
Prepaid income taxes	1,017	4,247
Deferred tax assets	2,798	31
Receivable from Mastech Holding Inc.	242	87

Total current assets	187,865	139,919

Deposits and other assets	5,722	4,482
Property and equipment, net	49,851	42,682
Deferred tax assets	10,710	8,474
Goodwill	31,577	30,517
Intangible assets, net	1,573	2,086

Total assets	$287,298	$228,160

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,977	$1,515
Accrued payroll and related costs	17,815	14,173
Other current liabilities	25,506	18,003
Foreign exchange derivative contracts	—	1,097
Restructuring reserve	58	101
Deferred revenue	424	918

Total current liabilities	46,780	35,807

Other long-term liabilities	1,133	1,035

Total liabilities	47,913	36,842

Shareholders’ equity:
Common Stock, par value $0.01 per share	569	561
Additional paid-in capital	186,406	180,278
Retained earnings	69,185	38,228
Common stock in treasury, at cost	(14,714)	(14,714)
Accumulated other comprehensive loss	(2,061)	(13,035)

Total shareholders’ equity	239,385	191,318

Total liabilities and shareholders’ equity	$287,298	$228,160

iGATE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

(unaudited)

	Three Months ended, September 30,		Nine Months ended, September 30,
	2010	2009	2010	2009

Revenues	$74,845	$49,055	$199,584	$140,695

Cost of revenues (exclusive of depreciation and amortization)	45,378	28,897	121,446	86,559

Gross margin	29,467	20,158	78,138	54,136

Selling, general and administrative	12,056	9,197	33,904	26,635

Depreciation and amortization	2,251	1,837	6,599	5,607

Income from operations	15,160	9,124	37,635	21,894

Other income (expense), net	961	38	2,769	(1,702)

Income before income taxes	16,121	9,162	40,404	20,192

Income tax expense	1,856	278	3,371	251

Net income	$14,265	$8,884	$37,033	$19,941

Distributed earnings per share:
Common stock	$—	$—	$0.11	$0.11
Unvested restricted stock	—	—	0.11	0.11

Basic earnings per share from operations
Common Stock	$0.25	$0.16	$0.66	$0.36
Unvested restricted stock	0.25	0.16	0.66	0.36

Diluted earnings per share from operations	$0.25	$0.16	$0.65	$0.36

Weighted average shares outstanding, Basic	56,092	55,227	55,910	54,965

Weighted average dilutive common equivalent shares outstanding	57,498	56,153	57,183	55,612